Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2020, with respect to the consolidated financial statements included in the Annual Report of B.O.S. Better Online Solutions Ltd. on Form 20-F for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statements of B.O.S. Better Online Solutions Ltd. on Forms F-3 (File No. 333-233113 and 333-223158) and Forms S-8 (File No. 333-228344, 333-179253, 333-160414, 333-148318, 333-136957 and 333-110696).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

March 31, 2020